EX-99.B-77C

SUB-ITEM 77C: Submission of matters to a vote of security holders.

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

SHAREHOLDER MEETING RESULTS

On July 2, 2014, a special shareholder meeting (Meeting) for Ivy Funds VIP Micro Cap Growth was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202. The Meeting was held for the following purposes (and with the following results):

Proposal 1: To approve a new investment sub-advisory agreement between Wall Street Associates, LLC, the Fund’s sub-adviser, and Waddell & Reed Investment Management Company (WRIMCO), the Fund’s investment manager.

FUND NAME	FOR	AGAINST	ABSTAIN	TOTAL

Ivy Funds VIP Micro Cap Growth	2,126,195.567	156,299.793	182,198.820	2,464,694.180

Proposal 2: To approve the use of a “manager of managers” structure whereby WRIMCO will be able to hire and replace sub-advisers for the Fund without shareholder approval.

FUND NAME	FOR	AGAINST	ABSTAIN	TOTAL

Ivy Funds VIP Micro Cap Growth	1,966,751.561	294,962.963	202,979.656	2,464,694.180